Exhibit 10.31

Uber Technologies, Inc.

1455 Market Street, 4th Floor

San Francisco, CA 94103

April 9, 2019

EMPLOYMENT AGREEMENT

Dear Thuan,

Your employment by Uber Technologies, Inc., a Delaware corporation (the “Company”) shall be governed by the terms and conditions set forth below in this employment agreement (the “Agreement”). This Agreement shall be effective upon the closing of the Company’s first SEC-registered, underwritten offering of common stock.

1.	Duties and Scope of Employment.

a. Position. The Company will continue to employ you in the position of Chief Technology Officer. You will report to the Company’s Chief Executive Officer. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position and such additional duties commensurate with the position as may be assigned or delegated to you by the Company’s Chief Executive Officer. This is a full-time position.

b. Principal Work Location. Your principal place of employment will be the Company’s headquarters office, which is currently located at 1455 Market Street, San Francisco, CA 94103.

c. Obligations to the Company. During your employment, you shall devote your full business efforts and time to the Company, except as provided herein. Without express written consent of the Company’s Chief Executive Officer, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or, except as set forth on Attachment A, own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may (i) serve on corporate, civic, or charitable boards or committees, including the corporate boards on which you currently serve as set forth on Attachment A; (ii) continue to provide advisory services to the entities set forth on Attachment A; or (iii) deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments, in the case of each of clauses (i), (ii), and (iii) of this sentence, without such advance written consent; provided that such activities do not individually or in the aggregate interfere with the performance of your duties hereunder. You will comply with the Company’s policies and rules, as they may be in effect from time to time during your employment.

d. No Conflicting Obligations. You represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement, including but not limited to any restrictions that would preclude you from providing services to the Company. In connection with your employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person or entity has any right, title, or interest, and your employment will not infringe or violate the rights of any other person or entity. You confirm that you have not removed or taken and will not remove or take any documents or proprietary data or materials of any kind with you from any former employer to the Company without written authorization from that employer. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

2.	Compensation.

a. Salary. The Company will pay you as compensation for your services an annual base salary, currently $500,000, payable in accordance with the Company’s standard payroll procedures. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible for overtime pay.

b. Annual Cash Bonus. For each calendar year, you will be eligible to participate in the Uber Technologies, Inc. Executive Bonus Plan (the “Bonus Plan”), under which you may receive an annual cash bonus (the “Bonus”). For 2019, the target amount of your Bonus (the “Target Cash Bonus”) will be seventy-five percent (75%) of your annualized salary. The actual amount of any Bonus, and your entitlement to the Bonus, will be subject to the terms of the Bonus Plan.

c. Annual RSU Grant. Subject to the approval of the Company’s Board of Directors (or a duly constituted committee thereof), beginning in the 2019 fiscal year, you will be eligible to receive an annual grant of restricted stock units (the “RSUs”) (each grant, an “Annual RSU Grant”). Each Annual RSU Grant will be subject to the terms and conditions set forth (i) in the Company’s 2019 Equity Incentive Plan, as amended, or any applicable successor plan, and (ii) in the applicable award agreement. The Company will determine the amount of each Annual RSU Grant, and the applicable vesting conditions, on an annual basis.

The foregoing provisions (a)-(c) are subject to the terms and conditions of any applicable plans and/or policies of the Company, as amended from time to time. You agree to pay any income or other taxes that are required to be paid in connection with your receipt of these benefits.

3.	Paid Time Off and Employee Benefits.

You will be eligible for paid time off in accordance with the Company’s paid time off policy generally available to similarly situated employees of the Company, as it may be amended from time to time. You will also be eligible to participate in the Company’s employee benefit plans that are generally available to similarly situated employees of the Company, subject to the terms and conditions of the applicable plans (as in effect from time to time) and to the determinations of any person or committee administering such plans. The Company reserves the right to amend or terminate its employee benefit plans at any time.

4.	Business Expenses.

The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with performance of your duties. You must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable policies.

5.	Termination.

a. Employment at Will. Your employment will be “at will,” meaning that either you or the Company are entitled to terminate your employment at any time and for any reason, with or without cause or notice, notwithstanding any contrary representations that may have been made to you. This Agreement will constitute the full and complete understanding between you and the Company on the “at-will” nature of your employment, which may be changed only in a writing signed by you and a duly authorized Company officer.

b. Rights Upon Termination. Upon the termination of your employment for any reason, you will be entitled to: (i) any accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred through the date of termination, in accordance with Section 4, and (iii) any vested benefits under the Company’s employee benefit plans, in accordance with the terms and conditions of such plans. You will be eligible to receive severance benefits only to the extent provided under the Uber Technologies, Inc. 2019 Executive Severance Plan, as amended, or any applicable successor plan.

6.	Successors.

a. Company’s Successors. The terms of this Agreement will be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.

b. Your Successors. This Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7.	Miscellaneous Provisions.

a. Modifications and Waivers. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver or discharge is reflected in a writing signed by you (or your authorized representative) and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b. Whole Agreement. No other arrangements, agreements, representations, or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the exhibits attached hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements relating to such subject matter (including any prior employment agreements) except the confidentiality and invention assignment agreement previously entered into by you and the Company, any alternative dispute resolution agreement previously entered into by you and the Company (an “Alternative Dispute Resolution Agreement”), any equity or equity-based award agreements, and the Company’s Clawback Policy.

c. Choice of Law and Severability. This Section 7(c) does not apply to any Alternative Dispute Resolution Agreement, and to the extent that this Section 7(c) conflicts with any effective Alternative Dispute Resolution Agreement, the provisions contained in such Alternative Dispute Resolution Agreement control. Subject to the preceding sentence, this Agreement otherwise shall be interpreted in accordance with the Laws of the State in which you work/last worked without giving effect to provisions governing the choice of Law, and if any provision of this Agreement becomes or is deemed invalid, illegal, or unenforceable in any applicable jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance, or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

d. No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement only to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

e. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f. Indemnification. In addition to being indemnified under Company bylaws, you and the Company will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Company to the extent you and the Company have not already entered into such an agreement. You will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time.

g. Taxes; Section 409A. All forms of compensation paid to you by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by you, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other applicable deductions. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company related to tax liabilities arising from your compensation. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other entity or person. Any payment to you under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service that would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service or, if earlier, upon your death (to the extent required by Section 409A(a)(2)(B)(i)). Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award; provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

To indicate your acceptance of the terms and conditions of this Agreement, please sign and date this Agreement in the space provided below and return it to me.

ACCEPTED AND AGREED:

Signed:

/s/ Thuan Pham	/s/ Dara Khosrowshahi
Thuan Pham	Dara Khosrowshahi Chief Executive Officer Uber Technologies, Inc.

Date:	April 9, 2019	Date:	April 10, 2019

ATTACHMENT A